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                                                                  Exhibit 99

[ANHEUSER BUSCH LOGO]



                                           For more information, contact
                                           Carlos Ramirez, 314.577.9629

FOR IMMEDIATE RELEASE

                  ANHEUSER-BUSCH EXECUTIVES TELL INVESTORS
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                     BEER VOLUME TRENDS ARE REBOUNDING
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           Company Reaffirms EPS growth targets of 12 to 13 Percent for 2003 and 12 Percent for 2004

         NEW YORK (November 5, 2003) - Anheuser-Busch is recording its fifth straight year of solid, dependable earnings per share and return on capital growth. Despite the difficult industry volume environment this year due to unfavorable weather and other short-term factors, Anheuser-Busch's market share, revenue per barrel and earnings performances have been excellent. In addition, beer volume growth trends are rebounding, executives told a gathering of investors at the Morgan Stanley Consumer Conference today.

         "From a market share perspective, 2003 has been very good for Anheuser-Busch. We have gained 1.2 share points year-to-date, reaching 50 percent market share for the first time in our company's history," August A. Busch IV, president of Anheuser-Busch, Inc. told the investors. "A key point to remember is that this market share performance was achieved while enhancing our brand mix through the very successful introduction of our super-premium Michelob ULTRA brand and growing our revenue per barrel by 3.3 percent. Beer drinkers continue to trade up in their brand choices and the environment for modest beer price increases continues to be very favorable," reported Busch.

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Morgan Stanley Consumer Conference
Page Two

         "Beer industry volume softness this year can be directly attributed to a number of short-term factors," Busch continued. "Going forward, we have no reason to believe that industry beer consumption has changed in any fundamental way. With more normal weather and improving economic conditions, industry volume growth should return to more normal levels."

         Busch reported that some signs of a recovery are already apparent in the Company's sales-to-retailer results. "Second half sales-to-retailers to-date are now up over 2%, compared to up 0.3% in the first half," added Busch. "This enhanced level of growth in the second half of the year gives us a year-to-date increase in sales-to-retailers of over one percent and is an indication that volume trends are returning to more normal levels."

         W. Randolph Baker, vice president and chief financial officer, reported on Anheuser-Busch's international strategy and positive growth outlook, and the Company's overall financial performance. "Anheuser-Busch has achieved 20 consecutive quarters of solid double-digit EPS growth," reported Baker. "In addition, the Company's return on capital has increased 410 basis points since 1998 and is on track for another 100-basis point gain this year."

         "Our performance in 2003, with excellent growth in both market share and revenue per barrel, despite the weakness in industry sales, clearly demonstrates the strength of our competitive advantages," observed Baker. "These competitive strengths and the acceleration in beer volume trends in the second half of the year, position us well to extend our strong earnings growth and return on capital improvement in 2004 and beyond."

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Morgan Stanley Consumer Conference
Page Three

          "We continue to target earnings per share growth of 12 to 13 percent for 2003, consistent with year-to-date results, and 12 percent for 2004," added Baker. "We remain confident in our ability to consistently achieve double-digit EPS growth over the long term, along with continued improvements in return on capital employed," concluded Baker.

Other Matters
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         As previously announced, Anheuser-Busch Companies' presentation at the Morgan Stanley Consumer Conference is being broadcast live over the Internet today beginning at 3:10 p.m. Eastern time. A replay of the webcast will be available on the company's Web site for approximately one week. For details, visit the company's Web site on the Internet at www.anheuser-busch.com.

1/ Return on capital employed is computed as 12 months of net income before after-tax net interest (interest expense less interest capitalized) divided by average net investment. Net investment is defined as total assets less non-debt current liabilities. For 2002, after-tax net interest expense was $218 million, based on pretax net interest expense of $351 million. For 1998, after-tax net interest expense was $170 million, based on pretax net interest expense of $266 million.

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         This release contains forward-looking statements regarding the company's expectations concerning its future operations, earnings and prospects. On the date the statements are made, the statements represent the company's expectations, but the company's expectations concerning its future operations, earnings and prospects may change. The company disclaims any obligation to update any of these statements. The company's expectations involve significant risks and uncertainties, and are based upon many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company's expectations and the forward-looking statements will be correct. Further information on factors that could affect the company's future operations, earnings and prospects is included in the company's Forms 10-Q and 10-K.

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